Exhibit 1.01
Conflict Minerals Report
EMCOR Group, Inc. has included this Conflict Minerals Report as an Exhibit to its Form SD in respect of 2022 as provided for under Rule 13p-1 of the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 18, 2023.
Unless otherwise indicated, the terms “Company,” “we,” “us,” and “our” refer collectively to EMCOR Group, Inc. and its consolidated subsidiaries.
As used herein, “Conflict Minerals” or “3TG” are gold, columbite-tantalite, cassiterite, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivatives.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Forward-looking statements can be identified by the use of words such as “intend” and the like, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that the Company intends to take to mitigate the risk that 3TG that are necessary to the functionality or production of products that it manufactures benefit armed groups.
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG and (3) political and regulatory developments, whether in the Democratic Republic of the Congo (the “DRC”) region (the “Covered Countries”), the United States or elsewhere. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of the filing of this document. The Company does not intend, and undertakes no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.
Overview; Applicability of the Conflict Minerals Rule to the Company
The Company is one of the largest specialty contractors in the United States and a leading provider of electrical and mechanical construction and facilities services, building services, and industrial services. We specialize principally in providing construction services relating to electrical and mechanical systems in all types of facilities and in providing various services relating to the operation, maintenance and management of those facilities. Through our industrial services business, we provide customers, primarily within the oil, gas and petrochemical industries, with, among other things, shell and tube heat exchangers and related equipment that we manufacture. In addition, our wholly-owned subsidiary Environmental Specialties, LLC (“Environmental Specialties”), formerly known as Bahnson Environmental Specialties, LLC, designs and manufactures a diverse line of controlled environmental chambers that maintain precise conditions for a wide array of research, development and manufacturing activities.
We are subject to the Conflict Minerals Rule because (1) certain Environmental Specialties products that we manufacture contain certain 3TG that are necessary to the functionality or production of the products and (2) in the manufacture of some of the heat exchangers by our Ohmstede Ltd. (“Ohmstede”) subsidiary, we use welding rods that contain tin. Based on our internal product scoping, we do not believe that any of our products contain tantalum or tungsten.
We do not directly source 3TG from mines, smelters or refiners. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are consistent with the expectations provided in our Vendor Code of Conduct, which we describe below.
The Company’s Vendor Code of Conduct
We have a policy for the supply chain of 3TG (the “Conflict Minerals Policy”), which is contained in our Vendor Code of Conduct. Our Vendor Code of Conduct is available internally, and is also posted on the Company’s website, where it is available at:
https://emcorgroup.com/application/files/4515/7409/4409/EME_Vendor_Code_of_Conduct_190701.pdf

The Conflict Minerals Policy includes our expectations that our suppliers:
1.Assist us in complying with the Conflict Minerals Rule, by providing us, upon request, with written certifications and other information concerning the origin of 3TG included in products and/or components supplied to the Company;
2.Implement appropriate recordkeeping, so that they are able to provide us with the foregoing information;
3.Source 3TG from sources that do not support conflict and, where practicable, source 3TG from smelters and refiners that are certified as “conflict free” or the equivalent by an independent third party; and
4.Have adequate and appropriate compliance programs in place.
We do not support embargos of responsibly sourced 3TG from the Covered Countries or other conflict-affected and high-risk areas.
Supplier compliance with our Vendor Code of Conduct, including the Conflict Minerals Policy, may be taken into account in connection with purchasing decisions.
Reasonable Country of Origin Inquiry Information
For 2022, the Company conducted a “reasonable country of origin inquiry” (“RCOI”). The Company designed its RCOI in good faith to determine the origin of 3TG that are necessary to the functionality or production of products that it manufactures. For our RCOI, to the extent applicable, we utilized the same processes and procedures that we established for our due diligence, in particular Steps 1 and 2 of the OECD Guidance (as defined below) design framework, which are described below in this Conflict Minerals Report.
From time to time in the manufacture of heat exchangers, Ohmstede uses welding rods which may contain 3TG. Ohmstede conducted an RCOI of the 3TG used by the manufacturers of the welding rods. Each manufacturer executed and delivered to Ohmstede a certification indicating, based upon reasonable inquiries and investigations of its supply chain by such manufacturer, that any 3TG used in the manufacturer’s welding rods did not originate in a Covered Country or that the 3TG came from recycled or scrap sources, or the manufacturer delivered other satisfactory information to us that the welding rods did not include newly mined 3TG that originated in a Covered Country. The manufacturers are not included within the definition of “Suppliers” (as defined below). Based on the results of Ohmstede’s RCOI, we did not perform due diligence in respect of the 3TG contained in heat exchanger welding rods.
With respect to Environmental Specialties, the Company’s outreach included 59 suppliers (the “Suppliers”) that it identified as potentially having supplied to Environmental Specialties materials or components containing 3TG. Of the 59 Suppliers, 5 reported at a “product level” (i.e., smelter and refiner information specific to the products, components or materials that they sold to Environmental Specialties). Those Suppliers identified 10 smelters and refiners as being in Environmental Specialties’ supply chain.
None of the necessary 3TG contained in the in-scope products were determined by the Company to directly or indirectly finance or benefit armed groups in the Covered Countries. However, the Company did not conclude that any of the in-scope products were “DRC conflict free,” due to the receipt of incomplete smelter and refiner information and/or the Company’s inability to verify sourcing information provided by Suppliers. The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.
Pursuant to the Conflict Minerals Rule, based on the results of Environmental Specialties’ RCOI, the Company conducted due diligence for 2022 with respect to Environmental Specialties. These due diligence efforts are discussed below.
Due Diligence
Design Framework
For 2022, with respect to Environmental Specialties, the Company utilized due diligence measures based on the applicable criteria set forth in the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”).

Selected Elements of Design Framework and Program Implementation
The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of the Company’s program design and implementation are discussed below. However, these are not all of the discrete procedures of the program that the Company has put in place to help ensure that the 3TG contained in its products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps.
1.OECD Guidance Step One: “Establish strong company management systems”
a.The Company has staff under the General Counsel and staff that reports to senior leadership in its applicable business units charged with managing our 3TG compliance program. Personnel involved with our 3TG compliance program have been educated on various aspects of the Conflict Minerals Rule, the OECD Guidance and our compliance plan, as determined to be relevant to their job function. The Company also utilizes specialist outside counsel to assist it with its 3TG compliance program.
b.The Company uses the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (the “RMI”) to obtain information from in-scope Suppliers and identify smelters and refiners in Environmental Specialties’ supply chain.
c.The Company maintains business records relating to 3TG due diligence processes, findings and resulting decisions for at least five years. The Company generally maintains its records relating to 3TG due diligence processes, findings and resulting decisions in electronic format.
d.To report violations of our Vendor Code of Conduct, including the Conflict Minerals Policy, employees and other interested parties can contact our General Counsel’s Office or our Ethics Hotline at (888) 711-3648.
2.OECD Guidance Step Two: “Identify and assess risk in the supply chain”
a.We request that applicable Environmental Specialties Suppliers complete the CMRT. For 2022, we sent requests to 59 Suppliers to provide us with a completed CMRT.
b.The Company follows up with Suppliers that do not respond to the request within the specified time frame. The information is requested from each Supplier multiple times to the extent the Supplier continues to be non-responsive. After multiple requests, if a response is not received from a Supplier, the request is appropriately escalated. Telephone calls and / or emails are used as a means of follow up. For 2022, approximately 78% percent of the Suppliers responded to the request for information.
c.The Company reviews the responses received from Suppliers for plausibility, consistency and gaps. It follows up by email or phone with Suppliers as determined to be appropriate.
d.Smelter and refiner information provided by Suppliers is reviewed against the Smelter Look-up list tab of the CMRT. To the extent that a smelter or refiner identified by a Supplier is not on this list, we take additional steps to attempt to determine whether the listed entity is a smelter or refiner.
e.Identified smelters and refiners are reviewed against the list of “Conformant” (as later defined herein) smelters and refiners published in connection with the RMI’s Responsible Minerals Assurance Process (“RMAP”).
f.If a smelter or refiner identified by a Supplier in a product level declaration is not listed as Conformant, we consult publicly available information to attempt to determine whether that smelter or refiner obtained 3TG from sources that directly or indirectly financed or benefitted armed groups in the Covered Countries.
g.Based on the information furnished by our Suppliers and other information known to us, we assess the risks of adverse impacts.

3.OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”
a.The findings of the Company’s supply chain risk assessment are reported to the Company’s General Counsel.

b.The Company addresses identified risks on a case-by-case basis. This flexible approach enables us to tailor the response to the risks identified.
4.OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”
In connection with our due diligence, we utilize and rely on information made available by the RMI concerning independent third-party audits of smelters and refiners to assess smelter and refiner due diligence and to determine whether the smelter or refiner is Conformant.
5.OECD Guidance Step Five: “Report on supply chain due diligence”
The Company files a Form SD and, to the extent applicable, a Conflict Minerals Report with the Securities and Exchange Commission and makes the filing available on its website.
Smelters and Refiners
In connection with Environmental Specialties’ RCOI or due diligence, as applicable, the Suppliers identified to the Company in product level CMRTs the smelters and refiners described in the table below. Please see the notes accompanying the table for additional information concerning the data contained in the table. Due to our position in the supply chain, we rely on our Suppliers for accurate smelter and refiner information.
Smelter and Refiner Information

Metal/Mineral	Conformant	Active	Smelter Look-Up List Tab Only	Total
Tin (Cassiterite)	10	0	0	10
The Company notes the following in connection with the above table:
a)The smelters and refiners reflected above do not include all of the smelters and refiners in Environmental Specialties’ supply chain, since the table only reflects smelters and refiners listed in product level CMRTs received from Suppliers, and some Suppliers provided “company” level CMRTs (meaning for all of their products, rather than specific to the products, components or materials that they sold to Environmental Specialties), some Suppliers may not have identified all of their smelters or refiners and not all Suppliers responded to the Company’s inquiries.
b)The table only includes entities that were listed as smelters or refiners on the Smelter Look-up list tab of the CMRT.
c)Smelter or refiner status information in the table is as of May 8, 2023. Smelter or refiner status reflected in the table is based solely on information made publicly available by the RMI without independent verification by the Company.
d)“Conformant” means that a smelter or refiner has successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment. Included smelters or refiners were not necessarily Conformant for all or part of 2022 and may not continue to be Conformant for any future period.
e)“Active” means that the smelter or refiner is currently engaged in the RMAP process but a conformance determination has yet to be made.
f)“Smelter Look-Up List Tab Only” means that a smelter or refiner is listed on the Smelter Look-up list tab of the CMRT, but is not listed as “Conformant” or “Active.” The RMI notes on its website that the operational impacts of COVID-19 have led to postponements of some RMAP assessments. The RMI website also notes that, due to the eligibility criteria for an RMAP assessment, smelters are sometimes removed from the Conformant list because they are no longer operational and not because they are non-conformant to the standard.
The Company endeavored to determine the mine or location of origin of the necessary 3TG contained in Environmental Specialties’ in-scope products by requesting that the Suppliers provide it with a completed CMRT. The Company has not listed countries of origin of the minerals processed by the smelters and refiners described in the table above since it did not receive country of origin information that it determined to be reliable.

Future Risk Mitigation Efforts
The Company intends to take the following additional steps with respect to 2023 to mitigate the risk that the necessary 3TG in Environmental Specialties’ in-scope products benefit armed groups:
1.Continue to request that Suppliers provide information at a product level.
2.Further engage with Suppliers that did not fully respond to information requests related to the Company’s 3TG compliance program for 2022 to help ensure that they provide requested information for 2023.
3.Communicate to new in-scope Suppliers the Company’s sourcing expectations, including through the dissemination of the Vendor Code of Conduct.
All of these steps are in addition to the steps that the Company took with respect to 2022 described earlier in this Conflict Minerals Report, which it intends to continue to take with respect to 2023 to the extent applicable.